Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd. Investor Relations Jane Green 415.348.0010 direct 415.652.4819 mobile jane@jmgcomm.com

ImmunoCellular Therapeutics Announces Change to Meeting Date for Annual Meeting of Stockholders

Los Angeles, CA – March 11, 2014 – ImmunoCellular Therapeutics, Ltd. (NYSE MKT: IMUC) (“ImmunoCellular” or the “Company”) today announced that it will hold its 2014 Annual Meeting of Stockholders on Friday, June 13, 2014. Because the expected meeting date for the 2014 Annual Meeting represents a change of more than thirty days from the anniversary of the Company’s 2013 annual meeting of stockholders held on September 20, 2013, the Company has set a new deadline for the receipt of stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for inclusion in the Company’s proxy materials for the 2014 Annual Meeting. In order to be considered timely, such proposals must comply with the stockholder proposal requirements set forth in the Company’s Bylaws and be received by the Company on or before April 15, 2014 at its principal office at 23622 Calabasas Road, Suite 300, Calabasas, California 91302, Attention: Corporate Secretary.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular is conducting a Phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. ImmunoCellular’s pipeline also includes ICT-121, a dendritic cell vaccine targeting CD133, and ICT-140, a dendritic cell vaccine targeting ovarian cancer antigens and cancer stem cells. To learn more about ImmunoCellular, please visit www.imuc.com.